EXHIBIT 99.5

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

TO:	PARTICIPANTS OF THE MICRO GENERAL CORPORATION EMPLOYEE STOCK PURCHASE PLAN

      Micro General Corporation (“MGEN”) serves as Administrator of the Micro General Corporation Employee Stock Purchase Plan (the “Plan”).

      As a holder of shares of MGEN common stock, par value of $0.05 per share (the “MGEN Common Stock”), you have previously received an Offer to Exchange, dated May 30, 2002 (the “Offer to Exchange”), the related Letter of Transmittal and associated tender offer materials in connection with the offer (the “Offer”) by Fidelity National Information Solutions, Inc., a Delaware corporation (“FNIS”) to exchange all of the issued and outstanding shares of MGEN Common Stock for FNIS common stock, par value $0.001 per share (the “FNIS Common Stock”), at an exchange ratio of 0.696 shares of FNIS Common Stock for each full share of MGEN Common Stock. Any shares of MGEN Common Stock held by MGEN on your behalf in book entry form at MGEN (in the Plan or otherwise) may be tendered by MGEN pursuant to your instruction. The Offer is scheduled to expire at 5:00 p.m., New York City time, on June 28, 2002 (the “Expiration Date”), unless the Offer is held open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer shall expire.

      To instruct MGEN to tender shares of MGEN Common Stock held by MGEN in your Plan or book entry account at the time of the Expiration Date and to deliver such MGEN Common Stock to the Exchange Agent for the Offer (Wells Fargo Bank Minnesota, N.A.), please complete this form and return it to MGEN in the envelope provided prior to 3:00 p.m., New York City time, June 27, 2002 so that MGEN can properly tender such Common Stock prior to the Expiration Date.

      Any stock certificates you hold and wish to be tendered should be sent directly to the aforementioned Exchange Agent with the Letter of Transmittal previously sent to you. Even if you previously signed and returned the Letter of Transmittal, you must complete this form and return it to MGEN as this form will serve as confirmation of your tender of the MGEN Common Stock held by MGEN in your Plan or book entry account and as authorization for MGEN to deliver such MGEN Common Stock to the Exchange Agent, unless you have already instructed MGEN on your Letter of Transmittal with regard to your MGEN Common Stock under the Plan or any other shares held in book entry at MGEN.

      If you have any questions with regard to the Offer to Exchange the related Letter of Transmittal and associated tender offer materials in connection with the Offer or if you have not received any of the offer materials, please call Morrow & Co., Inc. at 1-800-566-9061.

Stockholder Name and Address	[ ] Please tender all shares of MGEN Common Stock held in my Plan account at the time of the Expiration Date.
[ ] Please tender only shares of MGEN Common Stock held in my Plan account.

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      (If you are signing in a representative capacity, please state that capacity and provide supporting documentation.)

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